Exhibit 5.1
[Davis Graham & Stubbs LLP Letterhead]
September 28, 2009
Board of Directors
Resolute Energy Corporation
1675 Broadway Street, Suite 1950
Denver, Colorado 80202
Re:	Registration Statement on Form S-8 relating to 200,000 Shares of Common Stock under the Resolute Energy Corporation Retention Bonus Awards
Gentlemen:
     We have acted as counsel to Resolute Energy Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 200,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, reserved for issuance under Retention Bonus Awards to be made by the Company (the “Awards”). In such connection, we have examined the Registration Statement and the Awards. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.
     This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In rendering the following opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.
     Based upon and subject to the foregoing, we are of the opinion that the Shares are duly and validly authorized and when and to the extent issued in accordance with the Awards and the Registration Statement, will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.
     This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.
     We hereby consent to be named in the Registration Statement and to the filing of this opinion as an exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange Commission.
Very truly yours,
/s/ DAVIS GRAHAM & STUBBS LLP
DAVIS GRAHAM & STUBBS LLP